[DESCRIPTION]Asset Purchase Agreement - Daytona Beach Broadcasting Corporation




___________________________________________________________



                  ASSET PURCHASE AGREEMENT


                 dated as of August 31, 1995


                       by and between


           DAYTONA BEACH BROADCASTING CORPORATION
                          (Seller)


                             and

               RENDA BROADCASTING CORPORATION
                           (Buyer)


___________________________________________________________



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                      TABLE OF CONTENTS


                                                                       PAGE

ARTICLE I   ASSIGNMENT OF LICENSES ANDTHE PURCHASE AND SALE OF ASSETS
     1.1   Assignment of Licenses and
            Transfer of Assets...........................................1
     1.2   Excluded Assets...............................................3
     1.3   Liabilities to be Assumed.....................................4
     1.4   Purchase Price................................................4
     1.5   Proration of Income and Expenses..............................4
     1.6   Allocation of Purchase Price..................................6
     1.7   Escrow Deposit................................................6

ARTICLE II  CLOSING, LMA OPERATION AND TERMINATION
     2.1   Closing.......................................................7
     2.2   Transactions at the Closing...................................7
     2.3   Termination...................................................9
     2.4   Operation of Station pursuant to the LMA.....................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1   Due Incorporation............................................11
     3.2   Authority; No Conflict.......................................11
     3.3   Government Authorizations....................................12
     3.4   Compliance with Regulations..................................13
     3.5   Personal Property............................................13
     3.6   Real Property................................................14
     3.7   Real Estate Contracts........................................14
     3.8   Consents.....................................................14
     3.9   Contracts....................................................14
     3.10  Environmental................................................15
     3.11  Intellectual Property........................................16
     3.12  Financial Statements.........................................16
     3.13  Personnel Information; Labor Contracts.......................16
     3.14  Employee Benefit Plans.......................................17
     3.15  Litigation...................................................17
     3.16  Compliance with Laws.........................................18
     3.17  Insurance....................................................18
     3.18  Instruments of Conveyance; Good Title........................18
     3.19  Undisclosed Liabilities......................................18
     3.20  Absence of Certain Changes...................................18
     3.21  Insolvency Proceedings.......................................19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
     4.1   Due Incorporation............................................20
     4.2   Authority; No Conflict.......................................20

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     4.3   Consents.....................................................20
     4.4   Litigation...................................................21
     4.5   Compliance with Laws.........................................21
     4.6   Qualification................................................21
     4.7   Financing....................................................21

ARTICLE V   COVENANTS OF SELLER
     5.1   Continued Operation of Station...............................21
     5.2   Third Party Consents.........................................22
     5.3   Encumbrances.................................................22
     5.4   Assignment of Assets.........................................22
     5.5   Commission Licenses and Authorizations.......................22
     5.6   Compensation Increases.......................................23
     5.7   Insurance....................................................23
     5.8   Negotiations with Third Parties..............................23

ARTICLE VI  JOINT COVENANTS OF BUYER AND SELLER
     6.1   Assignment Application.......................................23
     6.2   Performance..................................................23
     6.3   Conditions...................................................23
     6.4   Confidentiality..............................................24
     6.5   Cooperation..................................................24
     6.6   Consents to Assignment.......................................24
     6.7   Bulk Sales Laws..............................................25
     6.8   Employee Matters.............................................25
     6.9   Collection of Receivables....................................25
     6.10  LMA..........................................................26

ARTICLE VII CONDITIONS TO OBLIGATIONS OF BUYER
     7.1   Commission Approvals.........................................26
     7.2   Performance..................................................26
     7.3   Representations and Warranties...............................26
     7.4   Consents.....................................................27
     7.5   No Litigation................................................27
     7.6   Documents....................................................27
     7.7   Opinions of Counsel..........................................27
     7.8   Ancillary Agreements.........................................27
     7.9   LMA .........................................................27

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLER
     8.1   Performance..................................................27
     8.2   Representations and Warranties...............................28
     8.3   Government Approvals.........................................28
     8.4   Documents....................................................28
     8.5   Opinion of Counsel...........................................28
     8.6   Escrow Agreement.............................................28
     8.7   LMA .........................................................28

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ARTICLE IX  SURVIVAL AND INDEMNIFICATION
     9.1   Survival.....................................................28
     9.2   Indemnification by Seller....................................28
     9.3   Indemnification by Buyer.....................................29
     9.4   Notification of Claims.......................................29
     9.5   Limitation on Indemnification................................30

ARTICLE X   MISCELLANEOUS
     10.1  Assignment...................................................31
     10.2  Brokerage....................................................31
     10.3  Expenses of the Parties......................................31
     10.4  Entire Agreement.............................................32
     10.5  Headings.....................................................32
     10.6  Governing Law................................................32
     10.7  Counterparts.................................................32
     10.8  Notices......................................................32
     10.9  Specific Performance.........................................33
     10.10 Consent to Jurisdiction......................................34
     10.11 Further Assurances...........................................34
     10.12 Public Announcements.........................................34
     10.13 Exhibits and Schedules.......................................34



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                  ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT is entered into this 31st day of August, 1995 by and between DAYTONA BEACH BROADCASTING CORPORATION, a corporation formed under the laws of the State of Delaware ("Seller"), and RENDA BROADCASTING CORPORATION, a corporation formed under the laws of the Commonwealth of Pennsylvania ("Buyer").


                       R E C I T A L S

          WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WFKS(FM), Palatka, Florida (the "Station");

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets utilized in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station; and

          WHEREAS, simultaneously with the execution of this Agreement, Seller and Buyer have entered into a Local Marketing Agreement ("LMA");

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                         ARTICLE I

                 ASSIGNMENT OF LICENSES AND
               THE PURCHASE AND SALE OF ASSETS

          1.1 ASSIGNMENT OF LICENSES AND TRANSFER OF ASSETS. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following station licenses and the assets relating to the Station (the "Station Assets") free and clear of all liens and encumbrances:

               (a) LICENSES AND AUTHORIZATIONS. All licenses, permits and other authorizations issued by the FCC or any other state or federal regulatory agency pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the disclosure schedule delivered by Seller to Buyer and

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dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date and any applications filed at the FCC during such period (the "Licenses"). The Licenses include the right to use the call letters of the Station, including but not limited to the call letters WFKS(FM).

               (b) TANGIBLE PERSONAL PROPERTY. All of the tangible personal property owned by Seller and used or useable in the operation of the Station, including but not limited to the items of personal property listed in Section 1.1(b) of the Disclosure Schedule, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").

               (c) REAL ESTATE CONTRACTS. All of the leasehold interests in real property leased by Seller and used by the Station, including all agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the Station (the "Real Estate Contracts"), other than security or other deposits made with respect to such Real Estate Contracts, all as described in Section 1.1(c) of the Disclosure Schedule. Buyer shall assume, pay and perform all obligations under such Real Estate Contracts arising after the Closing Date.

               (d) INTELLECTUAL PROPERTY. All of Seller's trade names, copyrights, trademarks, service marks, patents, patent applications or other similar rights relating to the operation of the Station including, but no limited to, those listed in Section 1.1(d) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the "Intellectual Property").

               (e) LEASES AND CONTRACTS. All leases, contracts, agreements and franchises in effect as of the date of this Agreement relating to the operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(e) of the Disclosure Schedule and those leases, contracts, agreements and franchises described in Section 1.1(h) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts arising after the Closing Date.

               (f) CONTRACTS FOR SALE OF BROADCAST TIME. All contracts for sale of broadcast time on the Station in effect as of the date of this Agreement that provide for payment by the customer solely on a cash basis and that are to be in effect on the Closing Date as listed and identified

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in Section 1.1(f) of the Disclosure Schedule (the "Broadcast
Agreements"). Buyer shall assume, pay and perform all obligations under the Broadcast Agreements arising after the Closing Date, PROVIDED, HOWEVER, Buyer will not assume any contract for the sale of time entered into prior to the date of this Agreement pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade Agreements"), except as set forth in Section 1.1(f) of the Disclosure Schedule.

               (g) OPERATING AND BUSINESS RECORDS. All files, records, logs and program materials pertaining to the operation of the Station required to be maintained and kept under the rules of the Commission and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this Section 1.1(g) upon Seller's request for five years after the Closing Date.

               (h) FUTURE CONTRACTS. All leases, contracts, agreements and franchises entered into between the date hereof and the Commencement Date of the LMA (as such term is defined therein) in the usual and ordinary course of business.

               (i) INVENTORY AND COMPUTER SOFTWARE. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs, as well as all computer software used or useable by the Station.

               (j) OTHER RIGHTS AND PRIVILEGES. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

          1.2 EXCLUDED ASSETS. There shall be excluded from the sale transaction described herein the following assets relating to the
Station:

               (a) CASH AND DEPOSITS. Cash-on-hand or in banks (or their equivalents) and other investments belonging to Seller and relating to the operation of the Station as of the Closing Date.

               (b) ACCOUNTS RECEIVABLE. All accounts receivable of the Seller with regard to the operation of the Station prior to the Commencement Date of the LMA (as such term is defined therein).

               (c) PROPERTY CONSUMED. All property of the Station disposed of or consumed (including ordinary wear and

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tear) in the ordinary course of business between the date hereof and the
Closing Date.

               (d) EXPIRED LEASES, CONTRACTS AND AGREEMENTS. All contracts described in Sections 1.1(e), (f) and (h) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date in the ordinary course of business.

               (e) PENSION AND PROFIT-SHARING PLANS. All pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

               (f) OTHER EMPLOYEE BENEFIT PLANS. All other employee benefit plans (including health insurance) of Seller and the assets thereof.

               (g) EMPLOYMENT AND COLLECTIVE BARGAINING AGREEMENTS. All employment agreements and collective bargaining agreements of Seller.

               (h)  OTHER ASSETS.  Those assets, if any, listed in
Section 1.2(h) of the Disclosure Schedule.

          1.3 LIABILITIES TO BE ASSUMED. Except as otherwise provided herein, Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, except for obligations arising after the date hereof in connection with the conduct of the business and operations of the Station or pursuant to the LMA (the "Post-Signing Agreements") and post-closing obligations related to Real Estate Contracts, Contracts, Broadcast Agreements, Trade Agreements and Post-Signing Agreements (collectively, the "Assumed Contracts") assigned to and specifically assumed by Buyer.

          1.4 PURCHASE PRICE. In consideration of Seller's performance of this Agreement and the sale, assignment, transfer, conveyance and delivery of the Station Assets to Buyer free and clear of all liens and encumbrances, Buyer shall pay to Seller on the Closing Date, by wire transfer, the sum of Four Million Dollars (US$4,000,000.00) (the "Purchase Price").

          1.5 PRORATION OF INCOME AND EXPENSES. Subject to the provisions of the LMA, all income and revenues arising from the Seller's operations of the Station up to and including 11:59 p.m. (the "Cut-Off
Time") of the day prior to the Commencement Date, and all costs and expenses arising from the operations of the Station up to and including 11:59 p.m.
of the operations of the day prior to the Commencement Date, will be prorated between Buyer and Seller so that Seller (a) shall be entitled to receive all income and revenues and all refunds, and (b) shall be responsible for

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                             Page 5

all expenses, costs, liabilities and obligations allocable to the conduct of the business and the operation of the Station for the period prior to the Cut-Off Time; and Buyer (x) shall be entitled to receive all income and revenues and all refunds and (y) shall be responsible for all expenses, costs, liabilities and obligations allocable to the conduct of the business and the operation of the Station for the period after the Cut-Off Time. All income and revenues and costs and expenses arising from the conduct of the business and operation of the Station shall be allocated to the period during which the service to which such income and revenue is attributable was performed. Items to be apportioned pursuant to this paragraph shall include the following:

               (i) all personal property taxes, real estate taxes, water taxes, ad valorem, and other property taxes or assessments on or with respect to the assets and property interests to be transferred or assigned to Buyer hereunder;

              (ii)  business and license fees including any FCC
Regulatory Fees (and any retroactive adjustments thereof), music license fees, commissions, wages, salaries and benefits of employees (including accruals up to the Cut-Off Time for insurance premiums, bonuses, commissions, sick pay, vacation and severance pay and the like and related payroll taxes) and similarly prepaid and deferred items;

             (iii) liabilities and obligations under all Broadcast Agreements and any negative balances under the Trade Agreements to be assigned and assumed hereunder;

              (iv) sewer rents and charges for water, electricity and other utility expenses and fuel;

               (v) personal property and equipment rentals, applicable copyright or other fees, sales and other charges; and

              (vi) rents, additional rents and similar prepaid and deferred items, taxes and other items payable under any lease, contract, commitment or other agreement or arrangement to be assigned and assumed hereunder and all other income and expenses attributable to the ownership and operation of the Station.

Taxes to be apportioned pursuant to this Section 1.5 shall be apportioned in proportion to (x) the number of days in the taxable period before and including the Cut-Off Time and (y) the number of days in the taxable period after the Cut-Off Time. No apportionment shall be made pursuant to this Section of any federal, state, foreign or local income taxes.
Any tax refunds or rebates accruing before the Cut-Off Time for taxes that were paid prior to Closing shall

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                             Page

remain the property of Seller, whether such refund is paid before or after the Closing Date.

               (a) TIME FOR PAYMENT. The prorations and adjustments contemplated by this Section 1.5, to the extent practicable, shall be made on the Closing Date. Not less than three (3) Business Days prior to the Closing Date, Seller shall submit to Buyer a written estimate of adjustments and prorations to be made in accordance with this Article. Prior to the Closing, Buyer and Seller will attempt in good faith to agree on an amount of any adjustment and proration payment to be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days after the Closing Date.

               (b) DISPUTE RESOLUTION. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 1.5(a) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

          1.6 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets in a manner to be determined by Buyer and Seller. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.

          1.7 ESCROW DEPOSIT. As security for Buyer's failure to Close and as an inducement for Seller to perform its obligations hereunder Buyer shall deposit with Paul, Weiss, Rifkind, Wharton & Garrison (the "Escrow Agent") in a separate account maintained for such purpose, an amount equal to One Hundred Seventy Eight Thousand Four Hundred Ninety Dollars (US$178,490.00) (the "Escrow Deposit"), which Escrow Deposit shall be held and disbursed by the Escrow Agent, in the event of a termination of this Agreement, pursuant to Sections 2.3 (c), (d), (e) and
(f) herein and, upon Closing, disbursed to Seller in partial satisfaction of the Purchase Price. Buyer and Seller agree that the rate of interest in respect of the Escrow Deposit shall be determined by Buyer and Seller, and further agree that such interest shall accrue, and be payable, to Buyer.

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                             Page 7

                         ARTICLE II

           CLOSING, LMA OPERATION AND TERMINATION

          2.1 CLOSING. The purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a mutually agreed upon date and place within five (5) days after the Commission's approval of the Assignment Application, as defined in
Section 6.1 below, becomes a Final Order, or such other time and place as shall be mutually agreed upon by the parties (the "Closing Date"). For purposes of this Agreement, a "Final Order" shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired. Buyer may, at its sole election, waive the requirement that the Commission's approval of the Assignment Application shall have become a Final Order.

          2.2  TRANSACTIONS AT THE CLOSING.

               (a) At the Closing, Seller shall deliver to Buyer the following:

                   (i) assignments of the Licenses and other pertinent authorizations transferring the same to the Buyer in customary form and substance;

                  (ii) the certificates contemplated by Sections 7.2 and 7.3;

                 (iii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the agreements and documents listed in Section 2.2 of the Disclosure Schedule (the "Ancillary Agreements"), and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (iv) a bill of sale and all other appropriate documents and instruments assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;

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                             Page 8

                   (v) the Ancillary Agreements, duly executed by Seller as appropriate;

                  (vi) written consents of the respective lessors, landowners, and any other persons or entities whose consents may be required to permit Buyer to assume the liabilities, contracts, leases, licenses, understandings and agreements constituting the Assumed Contracts provided that Seller shall not be required to deliver any written consents referred to in Section 3.7(b) herein to the extent Seller has used reasonable efforts to obtain such consents;

                 (vii) evidence satisfactory to Buyer's counsel that no financing statements are outstanding on the Station Assets;

                (viii) all files, records, logs, and program materials relating to the Station;

                  (ix) a copy of the resolution of the board of directors of Osborn Communications Corporation ("OCC") authorizing the execution, delivery and performance by OCC of an indemnification agreement contained in Article IX hereof, together with a certificate of OCC dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                   (x) the opinion of counsel for Seller, dated the Closing Date, as described in Section 7.8;

                  (xi)  assignments to Buyer of all the Assumed
     Contracts; and

                 (xii) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.

               (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                   (i)  the Purchase Price;

                  (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;

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                             Page 9

                 (iii) the certificates contemplated by Sections 8.1 and 8.2;

                  (iv) the Ancillary Agreements, duly executed by Buyer as appropriate;

                   (v) the opinion of counsel for Buyer, dated the Closing Date, as described in Section 8.5; and

                  (vi) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

          2.3  TERMINATION.

               (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by:

                   (i)  the mutual written consent of the parties hereto;

                  (ii) either Buyer or Seller if the Closing does not occur before June 30, 1996, PROVIDED, HOWEVER, that the party seeking termination under this Section 2.3(a)(ii) shall not have prevented the Closing from occurring;

                 (iii) either Buyer or Seller if the Assignment Application is not granted within nine (9) months from the date the FCC Form 314 is placed on Commission public notice or is denied by the Commission by a Final Order or is designated for hearing by the Commission; PROVIDED, HOWEVER, that the party seeking termination under this Section 2.3(a)(iii) is not the party which by omission or commission has caused the Commission to take the action described above; FURTHER PROVIDED that in the event the Assignment Application is designated for hearing by the Commission the provisions of
     Section 2.3(e) shall apply;

                  (iv)  Buyer, if any of the conditions set forth in
     Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing; or

                   (v)  Seller, if any of the conditions set forth in
     Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller,

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                             Page 10

     or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing.

               (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 2.3, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party.

               (c)   In the event Seller terminates this Agreement under
Section 2.3 (a)(ii), (iii) or (v) Buyer shall forfeit the Escrow Deposit to Seller, except in the event Buyer also has the right to terminate under Section 2.3(a)(ii) or (iii) the Escrow Deposit shall be returned to Buyer.

               (d)   In the event Buyer terminates this Agreement under
Section 2.3(a)(ii), (iii) or (iv) the Escrow Deposit shall be returned to Buyer.

               (e) The time for Commission approval provided in Section 2.3(a)(iii) notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, PROVIDED, HOWEVER, that written notice of termination must be given within twenty
(20) days after release of the Hearing Designation Order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder and the Escrow Deposit shall be returned to the Buyer.

               (f) It is further PROVIDED, HOWEVER, that no party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to
(i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; and (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. Upon such termination for failure of the Commission to act, the parties shall be released and discharged from any further obligation hereunder.

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                             Page 11

               (g) A party shall be deemed to be in default under this Agreement only if such party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a party to be in default, postponing the Closing, or terminating this Agreement.

               (h) Neither the rights nor the remedies of either Buyer or Seller under Sections 2.3(c), (d) or (e) shall prejudice any other rights or remedies either Buyer or Seller may have under this Agreement.

               (i) If the Closing occurs, the Escrow Deposit shall be applied to the Purchase Price at Closing.

          2.4 OPERATION OF STATION PURSUANT TO THE LMA. Notwithstanding any provision to the contrary in this Agreement:

          (a) As of the Commencement Date of the LMA (as such term is defined therein) the business and operation of the Station shall be conducted pursuant to the terms of the LMA;

          (b) All liabilities, obligations, contracts or claims that arise by reason of the LMA (the "LMA Liabilities") shall not constitute or be the basis of, (i) a breach of a representation or warranty, or covenant of Seller, or
               (ii) the failure of any condition to the obligation of Buyer to close;

          (c) All LMA Liabilities shall be assumed by Buyer as of the Commencement Date.


                        ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1 DUE INCORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in and is in good standing in the State of Florida. Seller has the corporate power and authority to own and to operate the Station and the Station Assets.

          3.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof, or with respect to the Ancillary Agreements, will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller,
(b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (c) any material agreement, lease or contract, written or oral, to which Seller is subject. This Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

          3.3 GOVERNMENT AUTHORIZATIONS. Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Seller holds with regular, unconditional renewals thereof and which were granted for the full license terms and the Licenses are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. None of the Licenses is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. There are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than applications, complaints or proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all additions, amendments and other modifications thereto. The Licenses are validly issued, are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees, and Seller has fulfilled and performed all of its obligations with respect thereto and has full power and authority to operate thereunder; and the operation of the Station is in accordance with the Licenses and the Communications Act of 1934, as amended, and the rules, regulations, and policies of the Federal Communications Commission. To the knowledge of Seller no proceedings are pending or are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently operated. Seller has taken no action which, to its knowledge, could lead to revocation or non-renewal of the Licenses, nor omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All material reports, forms and statements required to be filed with the Commission with respect to the Station since the grant of the last renewal of the Licenses have been filed and are complete and accurate. To the knowledge of Seller, there are no material facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor, and Buyer as assignee, in connection with the Assignment Application.

          For purposes of this Section, the term "material" shall mean any application, complaint, petition, or other proceeding which could result in a fine, forfeiture, short term renewal or revocation or non-renewal of the Licenses or a failure on the part of the FCC to approve the application.

          3.4 COMPLIANCE WITH REGULATIONS. The operation of the Station is in compliance in all material respects with (i) all applicable engineering standards required to be met under Commission rules, and (ii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI Radiation Standards, to the extent required to be met under applicable Commission rules and regulations; and there are no existing material claims known to Seller to the contrary.

          3.5  PERSONAL PROPERTY.  Section 1.1(b) of the Disclosure
Schedule contains a true and complete list of the Personal Property.
Except for those assets designated on Section 1.1(b) of the Disclosure Schedule as being subject to lease agreements, Seller owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. The Personal Property is in all material respects in good operating condition, ordinary wear and tear excepted, and is available for immediate use in the conduct of the business and operation of the Station. The technical equipment, including, without limitation, all transmitters and studio equipment, constituting part of the Personal Property, has been maintained in accordance with industry practice and is in good operating condition, ordinary wear and tear excepted, (except as noted in Section 1.1(b) of the Disclosure Schedule) and complies in all material respects with all applicable rules and regulations of the Commission and the terms of the Licenses. The Personal Property includes such items and equipment necessary to conduct in all material respects the business and operations of the Station as now conducted.

          3.6 REAL PROPERTY. Neither Seller nor any affiliate of Seller owns any real property used in connection with the operation of the Station.

          3.7  REAL ESTATE CONTRACTS.

               (a) Section 1.1(c) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. The present use by the Station of all real property leased pursuant to the Real Estate Contracts conforms in all material respects with all applicable building, zoning, land use and other laws, ordinances, codes, orders and regulations, and, to the knowledge of Seller, all other governmental regulations.

               (b) As of the date hereof, Seller has complied in all material respects with all of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller shall use reasonable efforts to obtain valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets.

          3.8 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party, other than (i) approval by the Commission of the Assignment Application as contemplated hereby and
(ii) Seller's filing with the Commission of this Agreement and Buyer's filing with the Commission of the LMA pursuant to Section 73.3613 of the Commission's rules, if the Assignment Application (including the LMA) is not filed within thirty days of the execution of this Agreement. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate Contract or Contract) is required for the execution, delivery and performance by Seller of this Agreement, the Escrow Agreement or the Ancillary Agreements to which it is a party.

          3.9 CONTRACTS. Section 1.1(e) of the Disclosure Schedule contains a true and complete list of all Contracts, and Section 1.1(f) contains a true and complete list of all Broadcast Agreements and Trade Agreements.

Seller has delivered to Buyer true and complete copies of all written Contracts, Broadcast Agreements and Trade agreements in the possession of Seller, including any and all amendments and other modifications to same. All such Contracts, Broadcast Agreements and Trade Agreements are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all such Contracts, Broadcast Agreements and Trade Agreements, and Seller is not in default beyond any applicable grace periods under any of same, and to the knowledge of Seller no other contracting party is in material default under any of same. Seller has full legal power and authority to assign its respective rights under such Contracts, Broadcast Agreements and Trade Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not materially affect the validity, enforceability and continuity of any such Contracts, Broadcast Agreements and Trade Agreements, except to the extent third party consents are required.

          3.10 ENVIRONMENTAL. As of the date hereof, Seller has not unlawfully disposed of any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs"), in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste that is required by law to be removed, or, if any equipment does contain Hazardous Waste, that such equipment is stored and maintained in compliance with applicable law. As of the date hereof, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. No Hazardous Waste has been disposed of by Seller, and, to the best of Seller's knowledge, no Hazardous Waste has been disposed of by any other person, on the property subject to Real Estate Contracts in a condition which requires investigation or remediation pursuant to Environmental Laws. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.11 and such breach is attributable to Seller's action or failure to act prior to the Commencement Date (as defined in the LMA), Seller shall begin remedial action

                             Page

promptly, if such is required by Environmental Laws, and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date.

          3.11  INTELLECTUAL PROPERTY.  Section 1.1(d) of the Disclosure
Schedule is a true and complete list of all the material Intellectual Property. Such Intellectual Property has been duly registered in, filed with, or issued by the appropriate offices within all jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement, including, without limitation, the United States Copyright Office and the United States Patent and Trademark Office. Seller has not granted any license or other rights with respect to such Intellectual Property. Seller has not received any written notice of any infringement or unlawful use of the Intellectual Property and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

          3.12 FINANCIAL STATEMENTS. Section 3.12 of the Disclosure Schedule contains a copy of the unaudited statements of income, and the related balance sheets for Seller for the period after Seller acquired the Station through June 30, 1995 (the "Financial Statements"). The Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles and in accordance with the policies and procedures of the Corporation applicable thereto, consistently applied. The Financial Statements present fairly the financial condition and results of operations of the Station for the periods indicated in all material respects.

          3.13  PERSONNEL INFORMATION; LABOR CONTRACTS.

               (a) Section 3.13 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station as of the date hereof, including the date of hire, a description of material compensation arrangements (other than employee benefit plans, if any, set forth in Section 3.14 of the Disclosure Schedule) and a list of other terms of any and all material agreements affecting such persons.

               (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

               (c) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

          3.14 EMPLOYEE BENEFIT PLANS. Section 3.14 of the Disclosure Schedule contains a true and complete list and summary, as of the date of this Agreement, of all employee benefit plans (as that term is defined in Section 3(3) of ERISA) applicable to the employees of Seller. Seller maintains no other employee benefit plan. Each of Seller's employee benefit plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code.

          3.15 LITIGATION. Except as set forth in Section 3.15 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in Section 3.16 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with respect to the business or operation of the Station which would reasonably be expected to have any material adverse effect upon the Station Assets, other than applications, complaints or proceedings which affect the broadcast industry generally.

          3.16 COMPLIANCE WITH LAWS. Seller has not received any notice asserting any non-compliance with any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station which would have any material adverse effect on the business or operation of the Station. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller is in compliance in all material respects with all laws, regulations and governmental orders whether or not applicable to the conduct of the business and operation of the Station and any other business or operations conducted by Seller.

          3.17 INSURANCE. Section 3.17 of the Disclosure Schedule contains a true and complete list of all Seller's insurance policies.
All such policies are in full force and effect and Seller has received no notice of cancellation with respect thereto.

          3.18 INSTRUMENTS OF CONVEYANCE; GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the Station Assets to Buyer, will be in a form sufficient to transfer good and marketable title to the Station Assets free and clear of all liabilities, obligations and encumbrances in all material respects, except as provided herein.

          3.19 UNDISCLOSED LIABILITIES. To the knowledge of the Seller, there has been no failure to disclose any material obligations of Seller, except obligations incurred in the ordinary and usual course of business.

          3.20  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Section 3.20 of the Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement there has not been:

               (a) Any material adverse change in the working capital, financial condition, business, results of operations, assets or liabilities of the Seller;

               (b) Except with reference to the LMA, any change in the manner in which the Station conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

               (c) Any amendment to the Certificate of Incorporation or Bylaws of the Seller;

               (d) Any material contract or commitment, to which the Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business;

               (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets except in the ordinary and usual course of business;

               (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

               (g) The incurring of any material liabilities or obligations, except items incurred in the ordinary and usual course of business;

               (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months prior to the Balance Sheet Date;

               (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $10,000;

               (j) The disposition, lapse or termination of any Intellectual Property;

               (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of the Seller, except in the ordinary and usual course of business consistent with past practice; or

               (l) Any change in any method of accounting or accounting practice used by the Seller.

          3.21 INSOLVENCY PROCEEDINGS. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

                         ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1 DUE INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and as of the Closing Date shall be duly qualified to do business in and be in good standing in the Commonwealth of Pennsylvania and the States of Georgia, Florida and Oklahoma.

          4.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof, or with respect to the Ancillary Agreements, thereof, will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of
(a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

          4.3 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party, other than (i) the approval by the Commission of the Assignment Application as contemplated hereby and
(ii) Seller's filing with the Commission of this Agreement and Buyer's filing with the Commission of the LMA pursuant to Section73.3613 of the Commission's rules, if the Assignment Application (including the LMA) is not filed within thirty days of the execution of this Agreement. Except as set forth in Section 4.3 of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party.

          4.4 LITIGATION. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

          4.5 COMPLIANCE WITH LAWS. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement.

          4.6 QUALIFICATION. To the best of Buyer's knowledge, Buyer is legally, technically, financially and otherwise qualified to be the assignee of the Licenses and the other Station Assets, and, prior to the Closing Date, Buyer will exercise its best efforts to refrain from doing any act which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets.

          4.7 FINANCING. Buyer possesses adequate financial resources necessary to fund the transactions contemplated by this Agreement.


                         ARTICLE V

                     COVENANTS OF SELLER

          Between the date of this Agreement and the Closing Date, Seller shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:

          5.1  CONTINUED OPERATION OF STATION.  Subject to the LMA,
Seller shall continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all material applications and other documents required to be filed in connection with the continued operation of the Station. Seller shall not enter into or amend any contracts or commitments involving expenditures by the Seller in an aggregate amount in excess of $10,000 except in accordance with the terms of the LMA.

          5.2 THIRD PARTY CONSENTS. Seller shall use commercially reasonable efforts to obtain from any third party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, approval from the Commission of the Assignment Application contemplated hereby.

          5.3 ENCUMBRANCES. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

          5.4 ASSIGNMENT OF ASSETS. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

          5.5 COMMISSION LICENSES AND AUTHORIZATIONS. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority, or fail to object or respond to any filing with the Commission that may have a material adverse effect on the Licenses. Between the date of execution of this Agreement and the Closing Date, Seller shall provide Buyer with
(i) copies of any report, notices, correspondence, or other written materials it sends to or receives from the Commission, (ii) a summary of any oral communications with the Commission affecting the Licenses, and
(iii) copies of any applications or other filings by third parties that may have a material adverse effect on the Licenses.

                             Page

          5.6 COMPENSATION INCREASES. Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller other than in the ordinary course of business consistent with past practice.

          5.7 INSURANCE. Seller shall maintain at all times between the date hereof and the Closing Date all policies listed in Section3.17 of the Disclosure Schedule or else replace such policies with comparable policies.

          5.8 NEGOTIATIONS WITH THIRD PARTIES. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.


                         ARTICLE VI

             JOINT COVENANTS OF BUYER AND SELLER

          Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

          6.1 ASSIGNMENT APPLICATION. As promptly as practicable after the date of this Agreement, and in no event later than ten (10) days after execution of this Agreement, Seller and Buyer shall join in and file an application on FCC Form314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.

          6.2 PERFORMANCE. Buyer and Seller shall perform all acts required of them under this Agreement and refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render same inaccurate as of the Closing Date.

          6.3 CONDITIONS. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

          6.4 CONFIDENTIALITY. Buyer and Seller shall each keep confidential all information they obtain with respect to any other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i)is known or available through other lawful sources, (ii)is or becomes publicly known through no fault of the receiving party or its agents, (iii)is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv)is developed by the receiving party independently of the disclosure by the disclosing party.

          6.5 COOPERATION. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

          6.6 CONSENTS TO ASSIGNMENT. To the extent that any Assumed Contract or other contract identified in the Disclosure Schedule that is to be assigned under this Agreement is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person withholding same (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of such contracts, Buyer may in its sole discretion elect to have this Agreement and any assignments executed pursuant hereto, to the extent permitted by law, constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such contracts. Seller shall use its reasonable best efforts to provide Buyer with the benefits of such contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such contracts.

          6.7 BULK SALES LAWS. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.

          6.8 EMPLOYEE MATTERS. While under no obligation to hire any employees of the Station, Buyer shall make reasonable efforts to offer employment at will to certain employees of the Station. Upon review of a full list of employees and salaries, Buyer shall notify Seller of those employees to whom it will so offer employment as soon as practicable. Seller shall be responsible for all salary and benefits of the employees of the Station who do not accept, or are not offered, employment with Buyer. Seller shall be responsible for all salary and other compensation due to be paid for work for Seller for employees of the Station who become employees of Buyer and Buyer shall be responsible for the salary and other compensation due to be paid for work for Buyer on or after the date of hire by Buyer for such employees. Seller shall be responsible for severance payments which may be applicable under its employee benefit plans to any employees not so offered employment and hired by Buyer.

          6.9 COLLECTION OF RECEIVABLES. Buyer and Seller agree that Buyer shall collect all accounts receivable (the "Receivable Amounts") of the Seller with regard to the operation of the Station prior to the Commencement Date of the LMA (as such term is defined therein) and which remain outstanding as of the date hereof, and Buyer and Seller further agree that Buyer shall remit such Receivable Amounts to Seller on a monthly basis within ten (10) days after the end of any month in which such Receivable Amounts are collected. Buyer shall provide Seller with monthly reports in respect of the collection of such Receivable Amounts for up to six (6) months following the Closing Date.

          6.10 LMA. Buyer and Seller shall enter into a definitive LMA as of the date hereof pursuant to which Buyer shall provide program and other services to the Station as of the Commencement Date (as such term is defined in the LMA) until Closing unless earlier terminated in accordance with the terms of this Agreement or the LMA.


                        ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF BUYER

          The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

          7.1 COMMISSION APPROVALS. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon
(a)a grant by the Commission of the Assignment Application, and
(b)compliance by the parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted. The Licenses shall be in unconditional full force and effect, shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of Florida, and shall be unimpaired by any acts or omissions of Seller's employees or agents, or Seller.

          7.2 PERFORMANCE. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.4  CONSENTS.  Seller shall have received all consents
(including landlords' consents for the studio and tower sites) specified in Section3.9 of the Disclosure Schedule.

          7.5 NO LITIGATION. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Seller's knowledge, threatened which would materially adversely affect the ability of Seller to comply with the provisions of this Agreement or would materially adversely affect the operation of the Station.

          7.6 DOCUMENTS. Seller shall have obtained, executed, where necessary, and delivered to Buyer, where applicable, all of the documents, reports, orders and statements required of it herein, as well as any other documents (including collateral assignments) required by any entity providing financing for the transactions contemplated by this Agreement and the Ancillary Agreements.

          7.7 OPINIONS OF COUNSEL. Seller shall have delivered to Buyer an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Seller, substantially in the form attached hereto as ExhibitA. In addition, Seller shall have delivered to Buyer a written opinion of Haley, Bader & Potts, Seller's FCC counsel, dated as of the Closing Date substantially in the form attached hereto as ExhibitB.

          7.8 ANCILLARY AGREEMENTS. Buyer and Seller shall have entered into the Ancillary Agreements on terms and conditions satisfactory to Buyer.

          7.9 LMA. The LMA has not been terminated by the Buyer in accordance with the terms thereof.


                        ARTICLE VIII

             CONDITIONS TO OBLIGATIONS OF SELLER

          The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:

          8.1 PERFORMANCE. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.3 GOVERNMENT APPROVALS. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.

          8.4 DOCUMENTS. Buyer shall have obtained, executed, where necessary, and delivered to Seller, where applicable, all of the documents, reports, orders and statements required of it herein.

          8.5 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of counsel to Buyer substantially in the form attached hereto as ExhibitC addressed to and reasonably satisfactory to Seller.

          8.6 ESCROW AGREEMENT. Seller and Buyer shall have entered into an Escrow Agreement substantially in the form attached hereto as ExhibitD.

          8.7 LMA. The LMA has not been terminated by the Seller in accordance with the terms thereof.


                         ARTICLE IX

                SURVIVAL AND INDEMNIFICATION

          9.1 SURVIVAL. The representations and warranties provided for in this Agreement shall survive the Closing for 9 months from the Closing Date (such 9-month period being the "Indemnification Period") for the benefit of the parties hereto and their successors and assigns. The covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms.

          9.2 INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller and OCC agree to and shall jointly and severally indemnify, defend and hold Buyer harmless, and shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

               (a) Any breach by Seller of any representation or warranty contained in this Agreement, any

Ancillary Agreement or in any certificate furnished to or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (b) Any failure to comply with any covenant of Seller contained in this Agreement, any Ancillary Agreement or in any certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

               (c) Any liabilities of any kind or nature, absolute or contingent, not assumed by Buyer, including, without limitation, any liabilities relating to or arising from the business and operation of the Station by Seller prior to the Closing Date and not assumed by the Buyer pursuant to the LMA.

          9.3 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, expenses, damages, liabilities, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

               (a) Any breach by Buyer of any representation or warranty contained in this Agreement, any Ancillary Agreement or in any certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (b) Any failure to comply with any covenant of Buyer contained in this Agreement, any Ancillary Agreement or in any certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

               (c) Any liabilities of any kind or nature, absolute or contingent, relating to or arising from the business and operation of the Station (i)subsequent to the Commencement Date of the LMA, as defined in the LMA and assumed by the Buyer pursuant thereto, and (ii)subsequent to the Closing Date.

          9.4  NOTIFICATION OF CLAIMS.

               (a)A party entitled to be indemnified pursuant to Sections9.2 or 9.3 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this ArticleIX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party.

               (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section9.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections9.2 or 9.3, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section9.4(a) of its election to defend in good faith any such third party claim or demand.
So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Upon payment of any claim or demand pursuant to this ArticleIX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.

          9.5 LIMITATION ON INDEMNIFICATION. Notwithstanding any provision contained herein, (a) if Buyer has actual knowledge of a breach by Seller of any representation, warranty, covenant or agreement hereunder and Buyer closes notwithstanding such breach, Seller shall not be responsible for any claim arising from such breach and Buyer shall not be indemnified for such breach hereunder, and (b) if Seller has actual knowledge of a breach by Buyer of any representation, warranty, covenant or agreement hereunder and Seller closes notwithstanding such breach, Buyer shall not be responsible for any claim arising from such breach and Seller shall not be indemnified for such breach hereunder.

                         ARTICLE X

                        MISCELLANEOUS

          10.1  ASSIGNMENT.

               (a)This Agreement shall not be assigned or conveyed by either party hereto to any other person or entity without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlled by Buyer. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the parties hereto, their successors and assigns.

               (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the Ancillary Agreements to the extent required by law, and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may
(i)authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and (ii)make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.

          10.2 BROKERAGE. Seller and Buyer warrant and represent to one another that, with the exception of Mark Hubbard, broker for the Seller, there has been no broker in any way involved in the transactions contemplated hereby and that no one other than Mark Hubbard is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder. Seller shall be wholly responsible for any brokerage or other fee due to Mark Hubbard.

          10.3 EXPENSES OF THE PARTIES. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the party who shall have incurred the same and the other party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

          10.4 ENTIRE AGREEMENT. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

          10.5 HEADINGS. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

          10.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of NewYork.

          10.7 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

          10.8 NOTICES. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               IF TO SELLER:

               Mr. Frank D. Osborn
               Osborn Communications Corp.
               130 Mason Street
               Greenwich, CT  06830
               Fax:    (203) 629-1749
               Phone:  (203) 629-0905

               With a copy to:

               Robert M. Hirsh
               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York  10019-6064

               IF TO BUYER:

               Anthony F. Renda
               Renda Broadcasting Corporation
               Broadcast Plaza
               Crane Avenue
               Pittsburgh, PA  15220-4098
               Fax:    (412) 531-7259
               Phone:  (412) 531-9500

               With a copy to:

               Henry S. Pool
               Tucker Arensberg, P.C.
               1500 One PPG Place
               Pittsburgh, PA 15222

          Any party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

          10.9 SPECIFIC PERFORMANCE. Seller acknowledges that the Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, Buyer may sue at law for damages or, at Buyer's sole election, Buyer may seek a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists; PROVIDED, HOWEVER, that if Buyer chooses to pursue a remedy at law for damages, Buyer shall not also pursue a decree of specific performance and recoverable damages shall not exceed ten percent (10%)of the Purchase Price.

          10.10 CONSENT TO JURISDICTION. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of NewYork and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

          10.11 FURTHER ASSURANCES. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as any other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

          10.12 PUBLIC ANNOUNCEMENTS. No public announcement (including an announcement to employees) or press release concerning the transactions provided for herein and in the LMA shall be made by either party without the prior approval of the other party, except as required by law.

          10.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.


                     SELLER

                     DAYTONA BEACH BROADCASTING CORPORATION


                     By:
                        Name:   Frank D. Osborn
                        Title:  President


                     BUYER

                     RENDA BROADCASTING CORPORATION


                     By:
                        Name:   Anthony F. Renda
                        Title:  President





          IN WITNESS WHEREOF, Osborn Communications Corporation has caused this Agreement to be executed by a duly authorized officer on the day and year first above written for the sole purpose of being bound by the provisions of ArticleIX hereof.


                        OSBORN COMMUNICATIONS CORPORATION


                        By:
                           Name:   Frank D. Osborn
                           Title:  President